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                                                                    EXHIBIT 3.5



                                                        STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                    FILED 09:00 AM  09/14/1998
                                                       981356079 - 2264857


                              VERIDIEN CORPORATION


                CERTIFICATE OF THE POWERS, PREFERENCES, RIGHTS,
                QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK

                            Pursuant to Section 151
                                     of the
                        Delaware General Corporation Law

         VERIDIEN CORPORATION, a Delaware corporation maintaining its principal place of business at 11800 28th Street North, St. Petersburg, Florida 33716 (the "Corporation"), hereby certifies that pursuant to authority conferred upon its Board of Directors by the Corporation's Certificate of Incorporation and separately by the provisions of Section 151 of the Delaware General Corporation Law, such Board, by unanimous written action taken as of December 31, 1997, has adopted a resolution approving and providing for the designation and issuance of a series of its 25,000,000 shares of authorized preferred stock, $.001 par value, the content of which resolution is hereafter set forth in its entirety:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation by Article FOURTH, Section 2.A of its Certificate of Incorporation, a series of the Corporation's single authorized class of preferred stock, $.001 par value, to consist of 245,344 shares, is hereby established and designated as its Series B Convertible Preferred Stock, $.001 par value (the "Series B Preferred Stock"), the powers, preferences and relative participating, optional or other special rights of which, and the qualifications, limitations and restrictions to which shares of the Series shall be subject, are as follows:

         1. Stated Value. Notwithstanding its $.001 par value, the stated value of each issued share of Series A Preferred Stock (the "Stated Value") shall be deemed to be $10.00, and each share thereof shall be validly issued, fully paid and nonassessable upon receipt by the Corporation of legal consideration in an amount determined by the Corporation's Board of Directors to be at least equal to such Stated Value.

         2. Relative Seniority: Definition of Common Stock. The Series B Preferred Stock shall rank senior in all respects to shares of the
Corporation's existing single class of common stock, $.001 par value (the "Common Stock") and, except as specified in the succeeding sentence, to any other class or series of capital stock which is designated as ranking, in respect of the right to participate in the payment of dividends or other distributions or in distributions made upon any dissolution or other winding up of the Corporation's legal existence and the associated liquidation of its assets, junior to the Series B Preferred Stock (the Common Stock and each such other class or series of stock are hereinafter collectively referred to as "Junior Stock"). The Series B Preferred Stock shall rank pari passu with any other series of preferred stock, expressly including shares of the
Corporation's series of 10% Cumulative Convertible Redeemable
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         Preferred Stock made the subject of a Certificate of Designation filed with the Delaware Department of State as of May 16, 1995 (the "Series A Preferred Stock"), in respect of any distribution hereafter made upon any dissolution or other winding up of the Corporation's legal existence or business activity (collectively the "Pari Passu Stock"), but junior to the Series A Preferred Stock with respect to the right to participate in the payment of dividends. As used in this Resolution the term "Common Stock" shall be deemed to include all shares of the Corporation's common stock authorized at the date of the initial issuance of shares of the Series B Preferred Stock or, in the case of any future reclassification or exchange of such common stock, shares of the Corporation's capital stock into or for which such common stock shall be reclassified or exchanged, and all provisions of this Resolution shall be applied appropriately thereto.

         3. Voting Rights. Each issued and outstanding share of Series B Preferred Stock shall entitle the registered holder thereof to fully participate in all meetings of the Corporation's shareholders and to cast that number of votes, on each matter with respect to which shareholders of the Corporation have the right or are asked to vote or provide their written consent, equal to the number of shares of Common Stock into which it is convertible on the record date for determining shareholders eligible to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited.

         4. Dividends. Each holder of shares of Series B Preferred Stock shall be entitled to receive an annual cash dividend with respect to each such share owned, calculated at a rate equal to the higher of (a) 10% of the Stated Value thereof (subject to appropriate adjustment for any stock split, whether forward or reverse, or similar transaction with respect to the Series B Preferred Stock), or (b) the actual dividend per share declared by the Board of Directors as being payable on the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible on the record date for determining eligibility to receive such dividends, which shall be payable out of funds of the Corporation legally available for the payment of dividends. Such dividend shall accrue cumulatively, at the rate specified in subclause (a) above, on a day-to-day basis from the date of issuance of each share of Series B Preferred Stock, and whether or not the dividend has been declared or there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Each such dividend shall be payable on the first day of January, April, July and October (unless such day is not a business day, in which event on the next succeeding business day) (each a "Dividend Payment Date"), commencing January 1, 1999, to holders of record as they appear on the register of the Corporation for the Series B Preferred Stock (the "Series B Preferred Stock Register") on the 15th day of the calendar month immediately preceding such Dividend Payment Date; and if not paid on any Dividend Payment Date, all dividends which have accrued on each share of Series B Preferred Stock outstanding during the period ending upon such Dividend Payment Date will be added on the Dividend Payment Date to the Stated Value of such share of Series B Preferred Stock (subject to appropriate adjustment as abovestated) and will remain a part thereof until such dividends are paid.

         5. Redemption Rights. The Corporation's Board of Directors may, at any time following the issuance of shares of Series B Preferred Stock as of which the closing price of a single share of the Corporation's Common Stock, as reported on any stock exchange, or its closing bid price, as reported by The NASDAQ Stock Market, Inc., shall have exceeded 125% of the Conversion Price (as that capitalized term is defined in Section 6(c)(3) below) for at least 20 trading days during a period of 30 consecutive trading days, notify each such holder of its intention to redeem some or all of such shares. Such notice (the "Redemption Notice") shall: (a) be furnished at least 35 but not more than 60 days prior to the date identified in the notice upon



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which the redemption shall be consummated (the "Redemption Date"), and (b)
include a statement identifying the holder's shares of Series B Preferred Stock and the number thereof to be redeemed, the redemption price to be paid to the holder, the location to which the holder's certificate(s) evidencing ownership of the subject shares are to be surrendered, and the right that the holder shall then have to convert the shares, in accordance with the applicable provisions of Section 6 below, called for redemption. In all cases, the redemption price to be paid shall equal the sum of the Stated Value of each share of Series B Preferred Stock called for redemption and the amount of any unpaid cash dividends, as determined in the manner described in Section 4, above, accumulated as of the Redemption Date (the "Redemption Price").

         At least five business days prior to the Redemption Date (the "Shareholder Notification Date"), each holder of shares of Series B Preferred Stock which have been called for redemption shall surrender the certificate(s) representing such shares at the location stated in the Redemption Notice, and provide a statement indicating whether the holder elects to convert such shares into shares of Common Stock in lieu of causing the same to be redeemed. A failure by the shareholder to provide such statement shall serve as conclusive proof of his decision to cause the shares to be redeemed rather than converted. As to all such shares to be redeemed, the Corporation shall, on the Redemption Date, pay the applicable Redemption Price to the person whose name appears on such certificate(s), or in the Series B Preferred Stock register, as the owner thereof. Upon such Payment (which shall be deemed made once the funds representing the applicable Redemption Price have been mailed or otherwise delivered to the registered owner), all rights of each holder of shares of Series B Preferred Stock made the subject of the redemption shall cease with respect to such shares, and, pending reissuance, such shares shall resume the status of authorized but unissued shares of Series B Preferred Stock. Failure by a shareholder of Series B Preferred Stock called for redemption to timely surrender the holder's certificate(s) shall not affect the Corporation's ability to satisfy the Redemption Price nor to cancel the shares made the subject of such payment and to terminate all rights of the holder associated with their ownership. If a shareholder owns more shares of Series B Preferred Stock than those redeemed by the Corporation, one or more replacement certificates, representing such excess shares, will, following the Redemption Date, be prepared and delivered to the shareholder.

         Any registered holder of shares of Series B Preferred Stock shall have the right, exercisable upon at least 60 days prior notice furnished at any time or times after October 1, 2001, to require the Corporation to purchase and redeem any specifically identified number of such shares in exchange for the Corporation's payment to such shareholder of the Redemption Price; subject, however, to the right of the Corporation to reject such demand by furnishing such shareholder, within the ten business day period succeeding the date of the shareholder's notice, its separate notice (the "Rejection Notice") of an intention to consummate an Initial Public Offering (as that capitalized term is defined in Section 7 below) within the succeeding 180 day period (the "Intended Offering Period"). If the Rejection Notice is timely furnished, but the Corporation fails to timely consummate the Initial Public Offering, the Corporation shall be required to complete the requested redemption within ten business days following expiration of the Intended Offering Period. The exercising shareholder shall surrender the certificate(s) representing such shares at the Corporation's principal office on or before the date established for any such redemption, and following payment by the Corporation of the Redemption Price provisions of the preceding paragraph related to the manner in which a redemption shall be effected and all rights of each holder of shares of Series B Preferred Stock made the subject of the redemption shall cease with respect to such shares, and, pending reissuance, such shares shall resume the status of authorized but unissued shares of Series B Preferred Stock. If the exercising shareholder owns more shares of Series B Preferred Stock than those presented for redemption, one or more replacement



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certificates, representing such excess shares, will be prepared and promptly delivered to the shareholder.

         6.       Voluntary Conversion of Series B Preferred Stock into Common
Stock.

                  a. In General: Subject to the remaining provisions of this Section 6, each holder of record of one or more shares of Series B Preferred Stock shall have the continuing right, exercisable at its option and at any time, to convert each share of Series B Preferred Stock then held by it into 20.04010695 fully paid and non-assessable shares of Common Stock (in its unadjusted or subsequently adjusted form, the "Conversion Factor"). To ensure, however, that the relative value of the shares of Common Stock to be issued in connection with each such conversion shall not have been diluted, by prior actions of the Corporation hereinafter described, from the value which would exist were conversion of all shares of Series B Preferred Stock effected as of the date of the initial issuance of Series B Preferred Stock, the Stated Value of each share of Series B Preferred Stock shall, in connection with each conversion, be divided by $10.00, as adjusted in accordance with the provisions of Section 6.c(3) below (whether in its unadjusted or any adjusted form, the "Divisor"); the resulting quotient, calculated to the nearest 1/10,000,000th, shall be multiplied by the Conversion Factor (as adjusted in accordance with the provisions of Section 6.c(I) and (2)); and the product of that latter calculation shall constitute the new Conversion Factor. In turn, the product of the new Conversion Factor multiplied by the number of shares of Series B Preferred Stock that are made the subject of the conversion election shall constitute the number of fully paid and non-assessable shares of Common Stock that shall be issued upon such conversion.

                  b. Procedure: In order to convert shares of Series B Preferred Stock into shares of Common Stock, a holder shall (i) notify the Corporation of its, his or her election to convert shares of Series B Preferred Stock and of the number of such shares to be converted; (ii) surrender each certificate evidencing the shares of Series B Preferred Stock to be converted, duly endorsed to the Corporation or in blank and accompanied by proper instruments of transfer, at the executive office of the Corporation or such other location as may reasonably be designated by the Corporation; and (iii) state in writing the name or names in which the holder wishes each certificate for shares of Common Stock to be issued. The date upon which the holder satisfies the last of such requirements is herein referred to as the "Conversion Date". As soon as possible on or after the Conversion Date, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, a new certificate representing the unconverted portion, if any, of the shares of Series B Preferred Stock represented by the certificate(s) surrendered for conversion, and cash in lieu of any fraction of a share as provided in Section 6.h below. The person in whose name the certificate for the Common Stock is registered shall become a shareholder of record of Common Stock on the Conversation Date. If the Common Stock issuable upon conversion is to be registered in a name other than the holder exercising the conversion privilege, such holder shall also deliver, on or before the Conversion Date, such evidence of authorization for the transfer and of the transferee's compliance with the provisions of any agreements restricting further transfer and of any applicable securities laws as the Corporation may reasonably request.

                  c. Adjustments: Except as provided in clauses (1) through (6) of this subsection c, no adjustment to the Divisor shall be made because the Corporation issues, in exchange for cash, property or services, Common Stock, or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase Common Stock or such convertible or exchangeable securities. Furthermore, no adjustment to the Divisor need be



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made under this Section 6 solely as a result of the par value of the Common
Stock being changed, eliminated or subsequently reinstated.

                           (1)      If,  prior to any  conversion, the
outstanding shares of Common Stock are subdivided into a greater number or combined into a smaller number of shares (by way of reclassification, forward or reverse split or in any other manner), then, although no adjustment will be required to be made to the Divisor, the Conversion Factor shall be increased or reduced to an amount equal to the product of (A) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after the subdivision or combination and the denominator of which shall be the number of such shares outstanding immediately prior thereto, times (B) the pre-existing Conversion Factor.

                           (2)      If, prior to any conversion, there is
legally paid with respect to the Common Stock, but not with respect to the Series B Preferred Stock, any dividend or other distribution in the form of shares of Common Stock, then the Conversion Factor shall be increased to an amount equal to the product of (A) a fraction, the numerator of which shall be the number of shares of Common Stock, outstanding immediately after the payment of such dividend and the denominator of which shall be the number of such shares outstanding immediately prior thereto, times (B) the pre-existing Conversion Factor; provided that the Corporation may, in the discretion of its board of directors and in lieu of obligating the Corporation to the adjustment otherwise so required, issue the appropriate number of shares of Common Stock as a dividend or other distribution on the outstanding shares of Series B Preferred Stock at the same time it issues shares of Common Stock as a dividend or other distribution on the outstanding Common Stock, and in such event no adjustment in the number of shares of Common stock into which each share of Series B Preferred Stock may be converted shall be made.

                           (3)      If, prior to any conversion, the
Corporation shall issue or sell shares of Common Stock (except as provided in clause (4) below) without consideration or for a consideration per share of less than the then existing "Conversion Price" of a single share of the Series B Preferred Stock (which price shall be deemed to constitute the quotient of (a) the product of the Stated Value of each share of Series B preferred Stock times the aggregate number of such shares, divided by (b) the number of shares of Common Stock issuable upon conversion of all shares of Series B Preferred Stock [which number is, itself, the product of the Conversion Factor, as adjusted, times the aggregate number of shares of Series B Preferred Stock], initially $.498999332), then the Divisor shall be decreased to that percentage of itself constituting the quotient (also stated as a percentage) of (i) the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such shares of Common Stock so issued or sold would purchase at the Conversion Price, divided by (ii) the number of shares of Common Stock outstanding immediately after such issuance or sale; and the Conversion Price, from and after the date of such issuance and sale (and subject to further adjustment as provided herein), shall be the product of the Conversion Price in effect immediately prior to such issuance and sale multiplied by the same percentage to which the Divisor shall be decreased.

                                    As an example of the manner in which the
foregoing paragraph is intended to operate in concert with Section 6.a, assume that at the time of issuance of the Series B Preferred Stock there are issued and outstanding 33,367,527 shares of Common Stock and that the Corporation subsequently (but prior to the conversion of any of the Series B Preferred Stock) issues 5,000,000 shares of Common Stock at a per share selling price of $.20. To determine whether an adjustment will thereafter be required to be made to the Divisor, the Corporation must



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first determine whether the $.20 per share selling price of the newly issued
Common Stock is less than the then existing Conversion Price of the Series B Preferred Stock. The Conversion Price is determined by the following formula:

                           SV x PS  =       CP
                           -------
                           CF x PS

where SV = the Stated Value of a single share of Series B Preferred Stock, or $10;

      PS = the number of shares constituting the Series B Preferred Stock, or 245,344;

      CF = the Conversion Factor, or 20.04010695 in its unadjusted form; and

      CP = the initial Conversion Price of a single share of Series B Preferred Stock

                                    or

                           $10 x 245,344       =     .498999332
                           -------------
                      20.04010695 x 245,344

Since the Conversion Price, at its then existing level, is higher than the selling price of the newly issued Common Stock, the Divisor must be decreased to that percentage of itself which is determined by the following formula:

                           C/S + N/S
                           ---------
                              A/S

where C/S = the shares of Common Stock outstanding immediately prior to the new issue;

          N/S = the shares of Common Stock that the aggregate consideration received by the Corporation for the shares actually issued would have purchased at the Conversion Price; and

          A/S = the shares of Common Stock outstanding immediately after the new issue

                                    or

                  33,367,527 + ($1,000,000 / .498999332) = .921913419
                  --------------------------------------
                                      38,367,527

                  or, stated as a percentage, 92.1913419%

Accordingly, the Divisor must be decreased to 92.1913419% of its former level, or from $10.00 to $9.21913419, such that if any of the shares of Series B Preferred Stock are thereafter converted the new Conversion Factor to be applied to each, so as to calculate the number of shares of Common Stock to be issued, will be determined under Section 6.a by reference to the following formula:

                           Stated Value x CF = the new Conversion
                           ------------            Factor
                             Divisor



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                                    or

                           $10.00 x 20.04010695 = 21.737751517
                           ------
                        $9.21913419

and from the date of the new issuance and sale of Common Stock the Conversion Price, subject to subsequent adjustment, will be decreased to 92.1913419% of its former level.

                           For the purpose of this clause (3) the following
provisions shall be applicable:

                           (i)      In the case of any issuance or sale for
cash, the consideration shall be deemed to be the cash proceeds received by the Corporation for such shares (or if such shares are offered by the Corporation for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount in the sale, subscription or underwriting thereof by underwriters, dealers or others performing similar services, or for any expenses incurred in connection therewith. In the case of any issuance or sale (otherwise than upon conversion or exchange of securities by their terms convertible or exchangeable into Common Stock) for a consideration other than cash, the amount of such consideration shall be deemed to be the fair value thereof as determined by the unanimous action of all members of the Corporation's board of directors, irrespective of the accounting treatment thereof, which determination shall be made at any time on or prior to the date of issuance or sale irrespective of the fact that definitive agreements providing for the issuance may have been previously approved by the Corporation's board of directors or shareholders.

                           (ii)     If the Corporation issues options
(including capital stock purchase warrants) or rights to subscribe, upon exercise, for shares of Common Stock or issues securities convertible into, exchangeable for, or carrying rights of purchase of, shares of Common Stock, and if the consideration per share of the Common Stock deliverable upon any such exercise, conversion or exchange (determined by dividing the aggregate consideration received or receivable by the Corporation as consideration for the granting of such options or rights or the issue or sale of such convertible or exchangeable securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof, by the total maximum number of shares of Common Stock issuable upon such exercise, conversion or exchange), is less than the Conversion Price of the Common Stock.

                                    (A)      In the case of options or rights,
the shares of Common Stock deliverable upon their exercise shall be deemed to have been issued at the time of issuance of such options or rights and the aggregate consideration shall be the minimum purchase price payable to the Corporation upon exercise of such options or rights plus any additional consideration received by it for such options or rights at the time of their issuance.

                                    (B)      In the case of convertible or
exchangeable securities, the maximum number of shares of Common Stock initially deliverable upon their conversion or exchange shall be deemed to be issued at the time of issuance or sale of such securities, and the aggregate consideration shall be the consideration received by the Corporation for such securities, before deducting any discounts, commissions or other expenses in connection with the issuance and sale of such securities, plus the minimum additional consideration, if any, receivable by the Corporation upon the conversion or exchange thereof.



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                                    (C)      No further adjustment of the
number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be made, upon the actual issue of such Common Stock, upon the exercise of such rights or options or upon the conversion or exchange of such convertible or exchangeable securities.

                                    (D)      Upon the expiration of such
options or rights, or the termination of such right to convert or exchange, the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall forthwith be readjusted to such number as would have obtained had the adjustment undo upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options or rights or upon the conversion or exchange of such securities.

                                    (E)      In the event that, prior to the
expiration of such options or rights or the termination of such right to convert or exchange, the consideration payable on the issuance, sale or delivery of the shares of Common Stock shall change, or the number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable security shall change, the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall forthwith be readjusted to such number as would have obtained had the adjustment made upon the issuance of such options, rights or convertible or exchangeable securities been made (except with respect to options or rights exercised or securities converted or exchanged prior to such readjustment) upon the basis of such consideration then payable or number of shares then deliverable.

                                    (F)      Options or rights issued or
granted pro rata to shareholders without consideration and securities convertible into, exchangeable for, or carrying rights of purchase of, shares of Common Stock, which securities are issuable by way of dividend or other distribution to shareholders, shall be deemed to have been issued or granted at the close of business on the date fixed for the determination of shareholders entitled thereto and shall be deemed to have been issued without consideration.

                                    (G)      In the case of any options or
rights which expire by their terms not more than 45 days after the date of issue, sale or grant thereof, no adjustment of the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted be made until the expiration or exercise of all such options or rights, whereupon such adjustment shall be made in the manner provided in clause (D) above.

                                    (H)      Shares of Common Stock issued or
deemed to be issued pursuant to clauses (A) or (B) above with respect to which any adjustment in the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is required to be made shall be deemed to be outstanding as of and after the date on which such adjustment is made and until any readjustment is made with respect thereto pursuant to clause
(D) or (E) above, in which case the shares with respect to which such readjustment is made shall no longer be deemed to be outstanding as of the date of such readjustment.

                           (iii)    Any share of Common Stock held in the
treasury of the Corporation ("Treasury Shares") shall be deemed issued and the sale or other disposition thereof shall not be deemed an issuance or sale thereof.



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                                    (4)      No adjustment in the number of
shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be made by reason of the issuance of (i) Common Stock pursuant to any Common Stock option grant in effect on the date of this Resolution; (ii) Common Stock upon exercise of conversion rights granted to shares of the Series A Preferred Stock and to holders of any form of Corporation convertible debt instrument outstanding as of the date of this Resolution; (iii) Common Stock upon exercise of any warrant, outstanding on the date of this Resolution, to acquire shares of Common Stock; and (iv) the Series B Preferred Stock created hereby, or any shares of Common Stock issued upon conversion of the shares of such Series.

                                    (5)      In case of any capital
reorganization or any reclassification of the capital stock of the Corporation, or the consolidation or merger of the Corporation with another corporation, or any sale or conveyance of all or substantially all of the property and assets of the Corporation, each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or cash or other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, as the case may be, by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock shall have been convertible immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance.

                                    (6)      No adjustment in the number of
shares of Common Stock into which each share of Series B Preferred Stock may be converted, as a result of the application of the foregoing provisions, is to be given effect unless, by making such adjustment, the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted would be changed by 1% or more, but any adjustment which would change the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted by less than 1% is to be carried forward and given effect in making future adjustments; provided that the Board of Directors may make an adjustment of less than 1% to avoid a deemed stock distribution to holders of the Common Stock.

                  d. Notification to Holders: Whenever the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file at its principal office and with each holder of Series B Preferred Stock a statement, signed by its President and Treasurer, stating the adjusted number of shares of Common Stock into which each share of Series B Preferred Stock may be converted and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

                  e. Reservation: The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock and all other outstanding shares and other securities which are convertible into Common Stock, and upon exercise of any outstanding rights or options to purchase Common Stock.

                  f. Replacement Certificates: As promptly as practicable after the surrender for conversion of any Series B Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to or upon the written order of the holder of such Series B Preferred Stock,



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one or more certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may reasonably direct.

                  g. Payment of Accrued Dividends: At the time of such conversion, to the extent it is legally able to do so, the Corporation shall pay to the holder of record of any share of Series B Preferred Stock being converted any accrued but unpaid dividends on the shares surrendered for conversion. Any portion of an accrued dividend which the Corporation shall not be legally able to pay shall be forfeited at the time of conversion.

                  h. No Fractional Shares: The Corporation shall not be required to issue any fractions of shares of Common Stock upon conversions of Series B Preferred Stock. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of any Series B Preferred Stock, the Corporation shall make adjustment for such fractional share interest by payment to the converting shareholder of cash in an amount bearing the same ratio to the fair market value of a whole share of Common Stock of the Corporation, as determined by the Corporation's Board of Directors, as the fractional interest to which the shareholder would otherwise be entitled bears to a whole share of Common Stock.

                  i. Validly Issued: All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Corporation be validly issued, fully paid, nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

                  j. Expenses: All issuance of certificates representing shares of Common Stock upon conversion of the Series B Preferred Stock shall be made to each applicable shareholder without charge for any excise tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series B Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

                  k. Status of Converted Stock: In case any shares of Series B Preferred Stock shall be converted, the shares so converted shall resume the status of authorized but unissued shares of preferred stock.

         7. Mandatory Conversion. Any Series B Preferred Stock then outstanding shall be converted into Common Stock contemporaneously with the consummation of the Corporation's first fully underwritten, firm commitment public offering, by way of an effective registration statement under the Securities Act of 1933 (or successor legislation), of shares of Common Stock, pursuant to which the aggregate price paid by the public for the purchase of all shares of Common Stock sold by the Corporation and any selling shareholders subject thereto shall be at least $10,000,000, and the per share price to be paid by the public shall be at least five times the sum of the Stated Value of a share of Series B Preferred Stock and all unpaid cash dividends then accrued with respect thereto, taking into effect in determining whether such price threshold is met all reorganization, recapitalizations, forward or reverse stock splits and other adjustments to the capital structure of the Corporation as are effected subsequent to the date of this Resolution (the "Initial Public Offering"). The provisions of Section 6 regarding the number of shares of Common Stock which shall be issuable upon the conversion of Series B Preferred Stock into Common Stock shall be applicable to such mandatory conversion. The Corporation shall give notice of the date of such filing (the "Mandatory Conversion Date") to each holder of



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record of Series B Preferred Stock, no later than one business day after the
Mandatory Conversion Date, by certified mail, return receipt requested, addressed to such holder at its post office address as shown on the records of the Corporation, specifying that the shares have been converted and calling upon such holder to surrender to the Corporation each certificate representing its shares of Series B Preferred Stock, duly endorsed or accompanied by proper instruments of transfer.

                  Within 10 days after the Mandatory Conversion Date, each holder of shares of Series B Preferred Stock shall present and surrender its share certificate(s) to the Corporation, at its principal executive office, and within 30 days after such presentation shall be issued new certificates representing the shares of Common Stock issuable upon such conversion. Upon the Mandatory Conversion Date, each holder of Series B Preferred Stock shall be deemed to have become the holder of the Common Stock to be issued on conversion and not of the Series B Preferred Stock being converted, and all rights of such holder shall cease with respect to such Preferred Stock except for rights in connection therewith which have become matured obligations to such holder prior to such conversion and the right to receive the certificates representing the shares of Common Stock to be issued upon such conversion.

         8. Priority in the Event of Liquidation or Dissolution. In the event of any liquidation, dissolution or other winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and before any distribution shall be made to the holders of Junior Stock, each holder of Series B Preferred Stock shall, subject to the limitation imposed within this sentence, be entitled to receive, out of the net assets of the Corporation and in exchange for the tender and cancellation for each share of Series B Preferred Stock so held, the lesser of: (a) the sum of its Stated Value and a monetary amount equal to all cumulative dividends accrued and unpaid on each such share up to the date fixed for distribution; or (b) that portion of all remaining net assets of the Corporation which bears the same ratio to such net assets as the number of shares of Series B Preferred Stock owned by the holder bears to all then issued and outstanding shares of Pari Passu Stock, and, in either event, subject to appropriate adjustment for any reclassification, forward or reverse stock split or similar transaction relating to the shares of Series B Preferred Stock or Pari Passu Stock, as applicable. After any such required payment shall have been made in full to the holders of Series B Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the exclusive benefit of such holders, any excess balance of the Corporation's net assets shall be paid to or set aside for the holders of shares of Common Stock in an amount per share equal to the quotient of such excess balance divided by the aggregate number of shares of Common Stock then outstanding. For purposes of this Section 8, the voluntary sale, lease, conveyance, exchange or transfer, for any form of consideration, of all or substantially all of the property or assets of the Corporation, or the consolidation by the Corporation with, or its merger with and into, one or more other corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

         9. Notices. All notices, consents, elections, requests, waivers and other communications required or allowed pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made the third business day after the date of mailing, if delivered by registered or certified mail, postage prepaid and return receipt required; upon delivery, if sent by hand delivery; upon delivery, if sent by prepaid courier and a record of receipt is generated and furnished to the sender; or the next day after the date of transmission, if sent by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt required) and evidence of receipt is generated at the time of transmission. Each such communication shall be transmitted, if to the Corporation, at its principal business



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address, and if to a holder of Series B Preferred Stock, at the address set forth in the shareholder records as maintained by the Corporation, or to such other address as any such shareholder may have designated by like notice forwarded to the Corporation. Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice required, the giving of such notice may be waived by the party entitled to receive such notice.

         10. Amendment. The Corporation shall not authorize or issue additional shares of Series B Preferred Stock, reissue shares of Series B Preferred Stock redeemed or repurchased by the Corporation, alter the preferences, special rights or powers of the Series B Preferred Stock so as to adversely affect the Series B Preferred Stock, or create a separate class or series of preferred stock or other equity securities (including, without limitation, instruments convertible into, exchangeable for or otherwise carrying rights to acquire equity securities) having priority (including, without limitation, any priority as to dividends or liquidation rights) over or on a parity (other than parity as to dividends, on a Common Share equivalent basis, and as to distributions made upon a liquidation, dissolution or other winding up of the Corporation's affairs) with the Series B Preferred Stock, unless there is first obtained the affirmative consent (furnished in writing or at a meeting duly called for that purpose) of the holders of a majority of the aggregate number of shares of Series B Preferred Stock then outstanding; or, alternatively, a waiver of the application thereof in any particular instance; provided, however, that no such change shall be effective as to any holder of Series B Preferred Stock which decreases the number or modifies the character of the shares of Common Stock into which Series B Preferred Stock may be converted, or adversely affects the rights and preferences set forth in Section 8 of this Resolution, in each case without such holder first voting in favor of or consenting to such change.

         The foregoing amendment shall become effective as of the close of business on the date this Certificate is accepted for filing by the Delaware Department of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Delaware.

         IN WITNESS WHEREOF, VERIDIEN CORPORATION has caused this Certificate to be prepared under the signature of its President this 11th day of September 1998.


                                     VERIDIEN CORPORATION



                                     By:
                                        ---------------------------------------
                                        Andrew T. Libby, Jr., Executive Vice
                                        President and Chief Operating Officer



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